Exhibit 10.1

3060 Pegasus Park Drive

Building 6

Dallas, Texas 75247

May 31, 2022

Hubert Chen, M.D.

Via Email - hubertcchen@gmail.com

Dear Dr. Chen:

I am pleased to provide this offer for you to serve Forte Biosciences, Inc. (the “Company”) as its President and Chief Scientific Officer, reporting to the Chief Executive Officer. If you decide to accept this offer, the terms of this offer will be effective as of June 7, 2022 (the “Effective Date”). You will receive an annual base salary of $450,000 (the “Base Salary”), which will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Your Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

Commencing on the Effective Date, you will be eligible to receive a target annual bonus equal to 40% of your Base Salary then in effect upon achievement of performance objectives to be determined by the Board of Directors of the Company (the “Board”) in its sole discretion (the “Target Bonus”). The Target Bonus, or any portion thereof, will be paid, less applicable withholdings, as soon as practicable after the Board determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year (which currently is December 31st) in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned. The Target Bonus to be paid, if any, shall be prorated for calendar year 2022 based on the number of days you were employed by the Company in such year. Any bonuses will be subject to your continued employment with the Company through the date the bonus is earned.

If you decide to accept this offer, the Company shall recommend that the Board grant to you an option to purchase, pursuant to an option agreement, 250,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board (the “Option”). 25% of the shares subject to the Option shall vest 12 months after the Effective Date, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. The Option, and any shares acquired upon exercise of the Option, will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan or 2020 Inducement Equity Incentive Plan, as applicable, and option agreement to be entered into between you and the Company.

If you accept this offer, the Company will offer you benefits upon certain qualifying terminations of your employment in accordance with the terms approved by the Board for individuals at your position level, which will include cash payments in the form of continuation of your base salary at the rate in effect at the time of termination, less applicable withholdings, payable in accordance with the Company’s standard payroll practices for a period of twelve (12) months following your employment termination date. In addition, if you accept this offer of employment, from and after the Effective Date, you will be entitled to participate in any employee benefit plans hereafter maintained by the Company of general applicability to

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other senior executives of the Company, including, without limitation, any group medical, dental, vision, disability, life insurance plans maintained by the Company, subject to the terms and conditions of the applicable plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

The Company is excited about continuing a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at‑will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with an At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, and you are waiving any and all rights to a jury trial. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. This offer letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral. This offer letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer and you.

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We look forward to your favorable reply and working with you at the Company.

Sincerely,

/s/ Paul A. Wagner

Paul A. Wagner, Ph.D., Chief Executive Officer

Agreed to and accepted:

Signature: /s/ Hubert Chen

Printed Name: Hubert Chen, M.D.

Date:

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